UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 10, 2022

Change Healthcare Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38961	82-2152098
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

424 Church Street, Suite 1400

Nashville, Tennessee 37219

(Address of Principal Executive Offices) (Zip Code)

(615) 932-3000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CHNG	The Nasdaq Stock Market LLC
6.00% Tangible Equity Units	CHNGU	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 11, 2022, Change Healthcare Inc. (the “Company”) announced that effective April 10, 2022, Roderick O’Reilly, the Company’s Executive Vice President and President, Software and Analytics, will transition from his current position to a consulting role. As part of this transition, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company approved a termination letter agreement (the “Termination Agreement”) and a consulting agreement (the “Consulting Agreement”) between Mr. O’Reilly and Change Healthcare Canada Company, a subsidiary of the Company (“Change Canada”). Pursuant to the terms of the Termination Agreement, Mr. O’Reilly will be entitled to receive separation benefits consistent with the benefits provided under his previously disclosed offer letter for a termination of employment without cause, including (i) payment of $706,383 CAD (less applicable withholdings and deductions), which represents 12 months of his current base salary; and (ii) continued medical, dental and prescription drug benefits for 12 months, in each case, subject to Mr. O’Reilly’s execution of a release of claims. In addition, Mr. O’Reilly will be provided with a continued executive physical benefit for 12 months and will remain eligible to receive a discretionary award for fiscal-year 2022 under the Company’s annual incentive plan.

Pursuant to the Consulting Agreement, Mr. O’Reilly will act as a Senior Advisor to Neil de Crescenzo, the Company’s President and Chief Executive Officer, for a 12-month term commencing on April 11, 2022. Mr. O’Reilly will be compensated at a rate of $2,716 CAD per week for the term of the agreement and may be entitled to certain additional incentive payouts. In addition, Mr. O’Reilly’s service under the Consulting Agreement will be deemed continued employment for all purposes under the Company’s equity-based incentive plans and, upon the completion of the term of the Consulting Agreement (or, if earlier, termination of the Consulting Agreement by mutual consent or by Change Canada without cause), Mr. O’Reilly will be deemed to have undergone a termination of employment without cause for purposes of such equity-based incentive plans of the Company and awards thereunder.

Upon the completion of the term of the Consulting Agreement, Mr. O’Reilly will be entitled to receive, in exchange for a release of claims, an amount equal to $125,000 CAD (the “Completion Payment”). If the Consulting Agreement is terminated by mutual consent or by Change Canada without cause prior to the completion of its term, (i) Mr. O’Reilly will be entitled to receive, in exchange for a release of claims, a pro-rata portion of the Completion Payment based on the number of weeks Mr. O’Reilly provided services relative to the full Consulting Agreement’s term and (ii) Mr. O’Reilly’s equity awards will remain outstanding and eligible to vest pursuant to their terms until the end of the Consulting Agreement’s term. Additionally, with respect to performance stock units (“PSUs”) granted in October 2020 in respect of the performance period ending March 31, 2023, if, prior to the closing of the merger of UnitedHealth Group Incorporated and the Company, Mr. O’Reilly provides services pursuant to the Consulting Agreement through March 31, 2023 or the Consulting Agreement is terminated by mutual consent or by Change Canada without cause, the PSUs will remain outstanding and eligible to become earned PSUs in accordance with the applicable PSU award agreement (with any earned PSUs settling in accordance with the applicable PSU award agreement).

On April 11, 2022, the Company also announced that Kriten Joshi will be promoted and will assume the role of President, Software and Analytics in addition to continuing in his role as Executive Vice President and President, Network Solutions, effective as of April 10, 2022. In consideration of his additional responsibilities in his new role, the Compensation Committee approved an increase to Mr. Joshi’s annual base salary to $721,000, effective as of July 1, 2022.

In connection with the leadership transitions described above, the Company also announced that it was re-establishing its Imaging Solutions business as a standalone reporting segment, effective immediately.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHANGE HEALTHCARE INC.

By:	/s/ Loretta A. Cecil
Name:	Loretta A. Cecil
Title:	Executive Vice President, General Counsel

Date: April 11, 2022